Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-215579
Issuer Free Writing Prospectus dated January 24, 2017
Tech Data Corporation

Pricing Term Sheet
This pricing term sheet should be read in conjunction with the preliminary prospectus supplement dated January 24, 2017 and the accompanying prospectus. The information in this pricing term sheet supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus. In all other respects, this pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement and accompanying prospectus.

$500,000,000 3.700% Senior Notes due 2022
Issuer:	Tech Data Corporation
Title of Securities:	3.700% Senior Notes due 2022
Public Offering Price:	99.848%
Aggregate Principal Amount Offered:	$500,000,000
Net Proceeds Before Expenses:	$496,240,000
Trade Date:	January 24, 2017
Settlement Date*:	January 31, 2017 (T+5)
Maturity Date:	February 15, 2022
Interest Rate:	3.700% per annum, subject to adjustment upon the occurrence of the events described under “Description of the Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.
Yield to Maturity:	3.733%
Spread to Benchmark Treasury:	T+180 bps
Benchmark Treasury:	2.000% due December 31, 2021
Benchmark Treasury Price and Yield:	100-10; 1.933%
Interest Payment Dates:	February 15 and August 15 of each year, beginning on August 15, 2017
Make-Whole Call:	Prior to January 15, 2022 at T+30 bps
Par Call:	On or after January 15, 2022

Special Mandatory Redemption:
101% of principal plus accrued and unpaid interest, if the Proposed Acquisition (as defined in the preliminary prospectus supplement) has not occurred on or prior to the earlier of (i) June 19, 2017 (provided that, if the termination date of the Acquisition Agreement (as defined in the preliminary prospectus supplement) is extended, this date will also be extended to the same extended termination date, but in no case will this date be extended beyond September 15, 2017) and (ii) the date the Acquisition Agreement is terminated.

CUSIP / ISIN:	878237 AG1 / US878237AG14
Anticipated Ratings**:	Baa3 (Negative Outlook) (Moody’s) / BBB- (Negative Outlook) (S&P)
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Co-Managers:	MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
UniCredit Capital Markets LLC
Skandinaviska Enskilda Banken AB (publ)
TD Securities (USA) LLC
Raymond James & Associates, Inc.

$500,000,000 4.950% Senior Notes due 2027

Issuer:	Tech Data Corporation
Title of Securities:	4.950% Senior Notes due 2027
Public Offering Price:	99.833%
Aggregate Principal Amount Offered:	$500,000,000
Net Proceeds Before Expenses:	$495,915,000
Trade Date:	January 24, 2017
Settlement Date*:	January 31, 2017 (T+5)
Maturity Date:	February 15, 2027
Interest Rate:	4.950% per annum, subject to adjustment upon the occurrence of the events described under “Description of the Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.
Yield to Maturity:	4.971%
Spread to Benchmark Treasury:	T+250 bps
Benchmark Treasury:	2.000% due November 15, 2026

Benchmark Treasury Price and Yield:	95-29+; 2.471%
Interest Payment Dates:	February 15 and August 15 of each year, beginning on August 15, 2017
Make-Whole Call:	Prior to November 15, 2026 at T+40 bps
Par Call:	On or after November 15, 2026
Special Mandatory Redemption:
101% of principal plus accrued and unpaid interest, if the Proposed Acquisition (as defined in the preliminary prospectus supplement) has not occurred on or prior to the earlier of (i) June 19, 2017 (provided that, if the termination date of the Acquisition Agreement (as defined in the preliminary prospectus supplement) is extended, this date will also be extended to the same extended termination date, but in no case will this date be extended beyond September 15, 2017) and (ii) the date the Acquisition Agreement is terminated.

CUSIP / ISIN:	878237 AH9 / US878237AH96
Anticipated Ratings**:	Baa3 (Negative Outlook) (Moody’s) / BBB- (Negative Outlook) (S&P)
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Co-Managers:	MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
UniCredit Capital Markets LLC
Skandinaviska Enskilda Banken AB (publ)
TD Securities (USA) LLC
Raymond James & Associates, Inc.

**Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.
*The issuer expects that delivery of the notes will be made to investors on or about January 31, 2017, which will be the fifth business day following the date of this pricing term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement of the next succeeding business day should consult their advisors.
The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800)-294-1322 (toll free), Citigroup Global Markets Inc. at (800) 831-9146 (toll free) or J.P. Morgan Securities LLC at (212) 834-4533 (collect).
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